As filed with the Securities and Exchange Commission on August 10, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

New York Mortgage Trust, Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)

MARYLAND	47-0934168
(state or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)
1301 Avenue of the Americas
New York, New York 10019
(212) 634-9400
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Michael I. Wirth
Chief Financial Officer
1301 Avenue of the Americas, New York, New York 10019
(212) 634-9400
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

COPIES TO:
Daniel M. LeBey
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219
(804) 788-8200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	to be Registered	Offering Price per Unit	Aggregate Offering Price	Registration Fee(1)

Senior Debt Securities	(4)(5)(6)

Subordinated Debt Securities	(4)(5)(6)

Preferred Stock, par value $0.01 per share	(4)(5)(6)

Common Stock, par value $0.01 per share	(4)(5)(6)

Total(1)(2)(3)			$250,000,000	$29,425

(1)	Calculated pursuant to Rule 457(o) under the Securities Act.

(2)	The amount to be registered and the proposed maximum aggregate offering price per unit are not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)	The proposed maximum offering price per unit will be determined from time to time by New York Mortgage Trust, Inc. in connection with, and at the time of, the issuance by New York Mortgage Trust, Inc. of the securities registered herein.

(4)	Such indeterminate principal amount, liquidation amount or number of senior debt securities, subordinated debt securities, shares of preferred stock and shares of common stock of New York Mortgage Trust, Inc. as may from time to time be issued at indeterminate prices. The aggregate maximum offering price of all securities issued by New York Mortgage Trust, Inc. pursuant to this registration statement shall not have a maximum aggregate offering price that exceeds $250,000,000 in U.S. dollars or the equivalent at the time of offering in any other currency.

(5)	Also includes such indeterminate principal amount, liquidation amount or number of senior debt securities, subordinated debt securities, shares of preferred stock and shares of common stock as may be issued upon conversion or exchange of any senior debt securities, subordinated debt securities or shares of preferred stock that provide for conversion or exchange into other securities.

(6)	No separate consideration will be received for the senior debt securities, subordinated debt securities, shares of preferred stock or shares of common stock issuable upon conversion of or in exchange for senior debt securities, subordinated debt securities or shares of preferred stock.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2005
$250,000,000
Senior Debt Securities
Subordinated Debt Securities
Shares of Preferred Stock
Shares of Common Stock
        New York Mortgage Trust, Inc. intends to offer and sell from time to time the debt and equity securities described in this prospectus. The total offering price of these securities will not exceed $250,000,000 in the aggregate. We will provide the specific terms of any securities we may offer in a supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before deciding to invest in these securities.
      The securities may be offered directly, through agents designated by us from time to time, or to or through underwriters or dealers.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       You should read this prospectus carefully before you invest in our securities. For a discussion of certain risks associated with an investment in the securities, see “Risk Factors” on page 2 and in our periodic reports and other information that we file with the Securities and Exchange Commission.
The date of this prospectus is                     , 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities described in this prospectus or any applicable prospectus supplement in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information.

HOW TO OBTAIN MORE INFORMATION
      We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the Securities and Exchange Commission at its public reference room in Washington, D.C. (100 F Street, N.E. 20549). Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a website maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning New York Mortgage Trust, Inc. at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our shares of common stock (symbol: “NTR”) are listed.
INCORPORATION OF INFORMATION FILED WITH THE SEC
      The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the Securities and Exchange Commission. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus, any prospectus supplement to the prospectus or any information incorporated by reference later. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, unless specifically stated otherwise, prior to completion of the offering of securities described in this prospectus.
      We incorporate by reference the documents listed below:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

3. Current Report on Form 8-K filed March 11, 2005.

4. Current Report on Form 8-K/ A filed March 14, 2005.

5. Current Report on Form 8-K filed March 15, 2005 (the information furnished under Items 2.02, 7.01 and 9.01 shall not be incorporated by reference into this prospectus or any applicable prospectus supplement).

6. Current Report on Form 8-K filed March 17, 2005.

7. Current Report on Form 8-K filed April 5, 2005.

8. Current Report on Form 8-K filed June 2, 2005.

9. Current Report on Form 8-K filed July 5, 2005 (the information furnished under Exhibit 99.1 and Item 7.01 shall not be incorporated by reference into this prospectus or any applicable prospectus supplement).

10. Our definitive proxy statement filed with the SEC on April 26, 2005.

11. The description of our common shares on Form 8-A filed June 16, 2004.
      We will provide to each person who shall request, at no charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy of these filings by writing or telephoning us at the following address:
New York Mortgage Trust, Inc.
1301 Avenue of the Americas
New York, New York 10019
(212) 634-9400

ii

ABOUT THIS PROSPECTUS
      This prospectus is part of a shelf registration statement. We may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “How to Obtain More Information.”
      The total dollar amount of the securities sold under this prospectus will not exceed $250,000,000.
CERTAIN DEFINITIONS
      In this prospectus, unless the context suggests otherwise, references to “our company,” “the company,” “we,” “us” and “our” mean New York Mortgage Trust, Inc. subsidiaries. NYMC refers to our wholly-owned taxable REIT subsidiary, or TRS, and predecessor, The New York Mortgage Company, LLC, and NYMF refers to our wholly-owned subsidiary, New York Mortgage Funding, LLC.
FORWARD LOOKING INFORMATION
      This prospectus and the information incorporated by reference into it contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “will continue” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption “Risk Factors” and the various other factors identified in or incorporated by reference into this prospectus and any other documents filed by us with the Securities and Exchange Commission that could cause actual results to differ materially from our forward-looking statements.
      Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statement or the “Risk Factors” or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the “Risk Factors” section of this prospectus may not be exhaustive. New risks and uncertainties arise from time to time, and we cannot predict these events or how they may affect us. All forward-looking statements should be read with caution.

iii

OUR COMPANY
      We are a fully integrated, self-advised residential mortgage banking company, that originates, acquires and retains, sells and securitizes mortgage assets. We intend to elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code commencing with our taxable year ended December 31, 2004, upon filing our federal income tax return for that year.
      We earn net interest income from residential mortgage-backed securities and adjustable-rate mortgage loans originated primarily through our wholly-owned subsidiary, NYMC. Our residential mortgage investments are comprised of adjustable rate loans, adjustable rate securities and, to a lesser extent, floating rate collateralized mortgage obligations. The adjustable rate loans and securities, which we sometimes collectively refer to as “ARM” in this prospectus, are comprised of traditional ARM securities and loans, which have interest rates that reset in a year or less and “hybrid” ARM securities and loans, which have a fixed interest rate for an initial period of two to five years before converting to ARMs whose rate will reset for their remaining terms to maturity. ARM securities represent interests in pools of whole ARM loans. We also invest in mortgage-backed securities from time to time on a leveraged basis.
      Generally, we intend to continue to sell the fixed-rate loans, and any ARM loans that do not meet our investment criteria or portfolio requirements, that we originate to third parties, and to retain in our portfolio and finance a majority of the ARM loans that we originate. Our portfolio loans are held at the REIT level or by NYMF, our wholly-owned subsidiary. We believe that our ability to use primarily mortgage loans that we originate as the basis for our portfolio will enable us to build a portfolio that generates a higher return than the returns realized by mortgage investors that do not have their own origination capabilities, because mortgage investors that do not have their own origination capabilities must purchase their mortgage loans from third parties at costs higher than NYMC’s cost of originating the mortgage loans that we retain. While we continue to originate and build our portfolio of ARM loans, we also intend to continue to purchase from third parties on a leveraged basis residential mortgage-backed securities issued and guaranteed by Fannie Mae or Freddie Mac or rated investment grade by a rating agency. Over time, we expect that these securities will be replaced by ARM loans that we originate, although, from time to time, we may continue to purchase securities from third parties.
      Our principal offices are located at 1301 Avenue of the Americas, New York, New York 10019. Our telephone number is (212) 634-9400. Our web site addresses are http://www.nymtrust.com and http://www.nymc.com. The information on our web sites does not constitute a part of this prospectus.

RISK FACTORS
      You should carefully consider the risks described below, together with all of the other information included in this prospectus, before you decide to purchase our securities. Investing in our securities involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment.
Risks Related to Our Business

We may experience a decline in the market value of our assets.
      The market value of the interest-bearing assets that we have acquired and intend to continue to acquire, most notably mortgage-backed securities and originated or purchased residential mortgage loans and any related hedging instruments, may move inversely with changes in interest rates. We anticipate that increases in interest rates will tend to decrease our net income. A decline in the market value of our investments may limit our ability to borrow or result in lenders requiring additional collateral or initiating margin calls under our repurchase agreements. As a result, we could be required to sell some of our investments under adverse market conditions in order to maintain liquidity. If such sales are made at prices lower than the amortized costs of such investments, we will incur losses. A default under our repurchase agreements could also result in the liquidation of the underlying investments used as collateral and result in a loss equal to the difference between the value of the collateral and the amount owed under our repurchase agreements.

A decrease in the demand for mortgage loans due to a period of rising interest rates may adversely affect our earnings, which could negatively affect the cash available for distribution to our securityholders.
      Rising interest rates generally reduce the demand for consumer credit, including mortgage loans. Interest rates have been at relatively low levels in recent years. The Mortgage Bankers Association of America has predicted that residential mortgage loan originations will decrease in 2005 and 2006 primarily due to an anticipated decrease in refinancings caused by rising interest rates. In a period of rising interest rates, we expect to originate and sell fewer loans. Accordingly, a period of rising interest rates would adversely affect our business, revenues and results of operations, which could adversely affect our ability to make distributions to our securityholders.

Our success will partially depend on our ability to originate prime adjustable-rate and hybrid mortgage loans for our portfolio.
      We have built and intend to continue to build a portfolio of prime adjustable-rate and hybrid mortgage loans that will, over time, be comprised primarily of mortgage loans that we originate through NYMC. This source of mortgage loans is a key part of our strategy. During the quarter ended March 31, 2005, approximately 54.2% of our mortgage loan originations, as measured by principal balance, were adjustable-rate and hybrid loans, although a portion of these loans did not meet our investment criteria for retention in our portfolio.
      If NYMC is not able to originate prime adjustable-rate and hybrid mortgage loans that meet our investment criteria in the volume we expect, the time required for, and the cost associated with, building our portfolio may be greater than expected, which could have an adverse effect on our results of operations and our ability to make distributions to our securityholders.

Our success will depend on our ability to obtain financing to leverage our equity.
      If we are limited in our ability to leverage our assets, the returns on our portfolio may be harmed. A key element of our strategy is our use of leverage to increase the size of our portfolio in an attempt to enhance our returns. As of March 31, 2005, our leverage ratio, defined as total financing facilities less subordinated debentures outstanding divided by total stockholders’ equity plus subordinated debentures at March 31, 2005 was 12.1 times. Our repurchase agreements are not currently committed facilities, meaning that the counterparties to these agreements may at any time choose to restrict or eliminate our future access to the facilities and we have no other committed credit facilities through which we may leverage our equity. If we are unable to leverage our equity to the extent we currently anticipate, the returns on our portfolio could be diminished, which may limit or eliminate our ability to make distributions to our securityholders.

We currently leverage our equity, which will exacerbate any losses we incur on our current and future investments and may reduce cash available for distribution to our securityholders.
      We currently leverage our equity through borrowings, generally through the use of repurchase agreements, bank credit facilities, securitizations, including the issuance of collateralized debt securities, which are obligations issued in multiple classes secured by an underlying portfolio of securities, and other borrowings. The amount of leverage we incur varies depending on our ability to obtain credit facilities and our lenders’ estimates of the value of our portfolio’s cash flow. The return on our investments and cash available for distribution to our securityholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets we hold in our portfolio. Further, the leverage on our equity may exacerbate any losses we incur.
      Our debt service payments will reduce the net income available for distributions to our securityholders. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. We currently leverage through repurchase agreements. A decrease in the value of the assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls. We have a target overall leverage amount of 8 to 12 times our equity, but there is no established limitation, other than may be required by our financing arrangements, on our leverage ratio or on the aggregate amount of our borrowings.

The terms of our warehouse credit facilities and repurchase agreements restrict our ability to make distributions in situations where we are not currently in compliance with certain financial and other covenants.
      The terms of our warehouse credit facilities and repurchase agreements contain a number of restrictive financial and other covenants that, among other things, require us to maintain a minimum ratio of total liabilities to tangible net worth, minimum levels of tangible net worth, liquidity and stockholders’ equity and maximum leverage ratios, as well as to comply with applicable regulatory and other requirements. These facilities and agreements may restrict our ability to make distributions to our securityholders if we are not in compliance with the covenants.

Our mortgage loans are concentrated in specific geographic regions and any adverse market or economic conditions in those regions may have a disproportionately adverse effect on the ability of our customers to make their loan payments.
      Our mortgage loan originations are currently concentrated in specific geographic regions. For example, for the quarter ended March 31, 2005, approximately 54.6% of the residential mortgage loans that we originated, as measured by principal balance, are with borrowers located in New York, New Jersey and Connecticut. In addition to the mortgage loans that we originated, we also invest in mortgage-backed securities and other residential mortgage loans that we did not originate. For the quarter ended March 31, 2005, approximately 30.5% of the residential mortgage loans in our portfolio, as measured by principal balance, were with borrowers in California. Adverse market or economic conditions in a particular region or state may disproportionately increase the risk that borrowers in that region or state are unable to make their mortgage payments. In addition, the market value of the real estate securing those mortgage loans could be adversely affected by adverse market and economic conditions in that region or state. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in that geographic region or state could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our securityholders.

Failure to succeed in new geographic markets may limit our growth and could adversely affect our profitability.
      As of March 31, 2005, NYMC operated a network of 31 full service branch loan origination locations and 32 satellite loan origination locations in 12 different states and the District of Columbia and was licensed or authorized to do business in 40 different states and the District of Columbia. However, for the quarter ended March 31, 2005 approximately 54.6% of NYMC’s residential mortgage loans, as measured by principal balance, were originated in just three states, New York, New Jersey and Connecticut. NYMC has historically, and we will continue to, concentrate on retail, referral-based, mortgage loans to borrowers with strong credit profiles. As part of our business plan, we intend to expand our loan origination network and business in geographic areas in which we may have little or no prior operating experience, in which our referral-based loan origination network may be insufficiently developed and in which it may be difficult to recruit experienced loan officers. Accordingly, we cannot assure you that we will be successful in expanding our loan origination network in these geographic areas, the failure of which could significantly limit our growth and cause us to incur costs greater than those incurred in other areas, which may adversely affect our profitability.

Interest rate fluctuations may cause losses.
      We believe our primary interest rate exposure relates to our mortgage loans, mortgage-backed securities and variable-rate debt, as well as the interest rate swaps and caps that we utilize for risk management purposes. Changes in interest rates may affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also can affect our ability to originate or acquire mortgage loans or mortgage-backed securities, the value of our assets and our ability to realize gains from the sale of such assets. In a period of rising interest rates, our interest expense could increase while the interest we earn on our assets would not change as rapidly. This would adversely affect our profitability.
      Our operating results depend in large part on differences between income received from our assets, net of credit losses, and our financing costs. We anticipate that in most cases, for any period during which our assets are not match-funded, the income from such assets will adjust more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. We anticipate that increases in interest rates will tend to decrease our net income. Interest rate fluctuations resulting in our interest expense exceeding our interest income would result in operating losses for us and may limit or eliminate our ability to make distributions to our securityholders.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.
      We believe the risks associated with our business are more acute during periods of economic slowdown or recession if these periods are accompanied by declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing home to support the refinancing of their existing mortgage loans or the purchase of new homes at higher levels of borrowings. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our securityholders.

We have a limited operating history with respect to securitizing mortgage loans or managing a portfolio of mortgage securities, which limits your ability to evaluate a key component of our business strategy and our growth prospects and increases your investment risk.
      Historically, NYMC’s business has consisted of the origination and sale of mortgage loans of all types, with a particular focus on prime adjustable- and fixed-rate, first lien, residential purchase mortgage loans. Our strategy includes building a leveraged portfolio of residential mortgage loans comprised largely of prime adjustable-rate mortgage loans that we originate, including hybrid adjustable-rate loans that have an initial fixed-rate period, while continuing, generally, to sell the fixed-rate loans that we originate to third parties. In addition, we invest in mortgage-backed securities on a leveraged basis. Although certain members of our senior management team have past experience in mortgage banking and investing in and managing portfolios of residential mortgage loans and mortgage-backed securities, we have a limited history with respect to securitizing mortgage loans or managing a portfolio of mortgage securities, having completed just two securitizations and having managed an investment portfolio of mortgages and mortgage securities commencing only after the completion of our IPO in June 2004. Our ability to complete securitizations in the future on favorable terms will depend upon a number of factors, including the experience and ability of our management team, conditions in the securities markets generally, conditions in the mortgage-backed securities market specifically, the performance of our portfolio of securitized loans and our ability to obtain leverage. In addition, poor performance of any pool of loans we do securitize could increase the expense of any subsequent securitization we bring to market. Accordingly, a decline in the securitization market or a change in the market’s demand for our securities could have a material adverse effect on our results of operations, financial condition and business prospects. If we are unable to securitize efficiently the adjustable-rate and hybrid mortgage loans that we originate and that we may invest in from time to time, then our revenues for the duration of our investment in those loans would decline, which would lower our earnings for the time the loans remain in our portfolio. We cannot assure you that we will be able to complete loan securitizations in the future on favorable terms, or at all.

Loan prepayment rates may increase, adversely affecting yields on our planned investments.
      The value of the assets we have acquired and intend to continue to acquire may be affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage loan interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets with lower yields than the yields on the assets that were prepaid. In addition, the market value of any mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of acquisition of certain investments.

The mortgage loans we typically invest in and the mortgage loans underlying the mortgage-backed securities we typically invest in are subject to risks of delinquency, foreclosure and loss, which could result in losses to us.
      Residential mortgage loans are secured by residential properties and are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by residential property typically is dependent primarily upon the income or assets of the borrower. In addition, the ability of the borrower to repay its mortgage loan may be affected by, among other things: property location and condition, competition and demand for comparable properties, changes in zoning laws for the property or its surrounding area, environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions, declines in regional or local real estate values, increases in interest rates, real estate tax rates, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.
      In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral that we can realize upon foreclosure and sale and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and could limit the amount we have available for payment of our debt obligations and distribution to our securityholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that can have a substantial negative effect on our originally anticipated return on the foreclosed mortgage loan. Residential mortgage-backed securities evidence interests in or are secured by pools of residential mortgage loans. Accordingly, the mortgage-backed securities we typically invest in are subject to all of the risks of the underlying mortgage loans.

We commenced operations as a newly public company in June 2004 and have a limited operating history.
      NYMC, our mortgage banking subsidiary, has a substantial operating history, but we were not formed until September 2003 and had no operations prior to closing our IPO on June 29, 2004. As a result, we have a limited history managing a portfolio of mortgage loans or mortgage-backed securities for you to determine the likelihood of our achieving our investment objectives. Our operating results depend on many factors, including:

•	the availability of opportunities for the acquisition of assets;

•	our ability to originate prime adjustable-rate and hybrid mortgage loans for our portfolio;

•	the level and volatility of interest rates;

•	readily accessible short- and long-term funding;

•	conditions in the financial markets; and

•	general economic conditions.
Our failure to invest the net proceeds of this offering in loans and securities meeting our investment criteria could diminish our returns and have an adverse effect on our ability to make distributions to our securityholders.

We rely on key personnel with long-standing business relationships, the loss of any of whom could impair our ability to successfully operate.
      Our future success depends, to a significant extent, on the continued services of Steven B. Schnall, our chairman of the board, president and co-chief executive officer, David A. Akre, our vice chairman and co-chief executive officer and other key members of our senior management team. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective mortgage loan origination channels are critically important to the success of our business. Although we have employment agreements with Mr. Schnall and other key executives, these executives may not remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our senior management team could harm our business and our prospects.

Our directors have approved broad investment guidelines for us and do not approve each investment we make.
      Our board of directors has given us substantial discretion to invest in accordance with our broad investment guidelines. Our board of directors periodically reviews our investment guidelines and our portfolio. However, our board of directors does not review each proposed investment. In addition, in conducting periodic reviews, our directors rely primarily on information provided to them by our executive officers. Furthermore, transactions entered into by us may be difficult or impossible to unwind by the time they are reviewed by our directors. We have substantial discretion within our broad investment guidelines in determining the types of assets we may decide are proper investments for us.

We may change our investment strategy without your consent, which may result in our investing in riskier investments than our currently planned investments.
      We may change our investment strategy at any time without the consent of our securityholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to, among other things, credit risk, interest rate risk and real estate market fluctuations.

Our hedging transactions may limit our gains or result in losses.
      We typically use derivatives, primarily interest rate swaps and caps, to hedge our liabilities and this has certain risks, including the risk that losses on a hedging transaction will reduce the amount of cash available for distribution to you and that such losses may exceed the amount invested in such instruments. Our board of directors has adopted a general policy with respect to the use of derivatives, which generally allows us to use derivatives when we deem appropriate for risk management purposes, but does not set forth specific guidelines. To the extent consistent with maintaining our status as a REIT, we may use derivatives, including interest rate swaps and caps, options, term repurchase contracts, forward contracts and futures contracts, in our risk management strategy to limit the effects of changes in interest rates on our operations. However, a hedge may not be effective in eliminating the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives in a hedging transaction.

We may be required to repurchase mortgage loans that we have sold or to indemnify holders of our mortgage-backed securities.
      If any of the mortgage loans that we originate and sell, or that we pledge to secure mortgage-backed securities that we issue in our securitizations, do not comply with the representations and warranties that we make about the characteristics of the loans, the borrowers and the properties securing the loans, we may be required to repurchase those loans in the case of the loans that we have sold, or replace them with substitute loans or cash in the case of securitized loans. If this occurs, we may have to bear any associated losses directly. In addition, in the case of loans that we have sold, we may be required to indemnify the purchasers of such loans for losses or expenses incurred as a result of a breach of a representation or warranty made by us. Repurchased loans typically require an allocation of working capital to carry on our books, and our ability to borrow against such assets is limited, which could limit the amount by which we can leverage our equity. Any significant repurchases or indemnification payments could significantly harm our cash flow and results of operations and limit our ability to make distributions to our securityholders.

We may be subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.
      When we originate mortgage loans, we rely upon information supplied by borrowers and other third parties, including information contained in the applicant’s loan application, property appraisal reports, title information and employment and income documentation. If any of this information is misrepresented or falsified and if we do not discover it prior to funding a loan, the actual value of such loan may be significantly lower than anticipated. As a practical matter, we generally bear the risk of loss associated with a misrepresentation whether it is made by the loan applicant, the mortgage broker, another third party or one of our employees. A loan subject to a material misrepresentation is typically unsaleable or is subject to repurchase or substitution if it is sold or securitized prior to detection of the misrepresentation. Although we may have rights against persons and entities who made or knew about the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect any monetary losses from them that we may have suffered.
      In addition, for the quarter ended March 31, 2005, with respect to approximately 37.4% of the mortgage loans we originated, as measured by principal balance, we received less than full documentation of the borrower’s income and/or assets. In those cases, we base our credit decision on the borrower’s credit score and credit history, the value of the property securing the loan and the effect of the loan on the borrower’s debt service requirements. We believe that there is a higher risk of default on loans where there is less than full documentation of the borrower’s income and/or assets.

Our past operating results have occurred during a period of rapid growth for the residential mortgage industry and may not be indicative of our future operating results.
      Our growth rate has benefited from low interest rates, a long period of economic growth and strategic acquisitions of mortgage origination platforms. NYMC’s loan originations grew by more than 401.7% between the years of 2000 and 2003. Furthermore, despite the overall 30.4% decline in mortgage originations from 2003 to 2004 as forecast by the April 14, 2005 Mortgage Finance Forecast of the MBAA, our origination volume increased 15.3% during this period, much of which was due to growth through acquisitions that we completed during the period. Indeed, the MBAA projects that overall loan originations will decline in 2005 compared to 2004 and will decline further in 2006. These projected declines in overall volume of closed loan originations are likely to have a negative effect on our loan origination volume and net income. Accordingly, our historical performance may not be indicative of future results, and our results of operations may be materially adversely affected as interest rates rise. In addition, NYMC’s recent and rapid growth may distort some of its ratios and financial statistics and our change in business strategy to include the development of a portfolio of mortgage loans and mortgage-backed securities makes period-to-period comparisons difficult. In light of this growth and change in business strategy, our historical performance and operating and origination data may be of little relevance in predicting our future performance.

If we do not manage our growth effectively, our financial performance could be harmed.
      In recent years, we have experienced rapid growth which has placed pressure on our management, administrative, operational and financial infrastructure. If we continue to experience similar rapid growth, we may experience those same pressures. As of March 31, 2005, NYMC had grown to employ approximately 810 people, many of whom have limited experience with us and a limited understanding of our systems and controls. An increase in the size of our operations may make it more difficult for us to ensure that we originate quality loans. We will need to attract and hire additional loan officers and management personnel in a competitive hiring environment to expand our business and, at the same time, continue to upgrade and expand our financial, operational and managerial systems and controls. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally nor identify and hire qualified employees. The failure to manage our growth effectively may significantly harm our business, financial condition, liquidity and profitability.

We face intense competition that could adversely affect our market share and our revenues.
      We face intense competition from finance and mortgage banking companies, other mortgage REITs, Internet-based lending companies where entry barriers are relatively low, and, to a growing extent, from traditional bank and thrift lenders that have increased their participation in the mortgage industry. As we seek to expand our loan origination business further and expand our business strategy to build a portfolio of mortgage loans and mortgage-backed securities, we will face a significant number of additional competitors, many of whom will be well established in the markets we seek to penetrate. Some of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources than we do.
      We believe that the majority of our competition comes from the mortgage industry. In addition to mortgage banking companies, Internet-based lending companies, traditional banks and thrift lenders, the government sponsored entities Fannie Mae and Freddie Mac are also expanding their participation in the mortgage industry. While the government sponsored entities presently do not have the legal authority to originate mortgage loans, they do have the authority to buy loans. If as a result of their purchasing practices, these government sponsored entities experience significantly higher-than-expected losses, the experience could adversely affect overall investor perception of the mortgage industry.

      Competition in the industry can take many forms, including lower interest rates and fees, less stringent underwriting standards, convenience in obtaining a loan, customer service, amount and term of a loan and marketing and distribution channels. The need to maintain mortgage loan volume in this competitive environment creates a risk of price and quality competition in the mortgage industry. Price competition could cause us to lower the interest rates that we charge borrowers, which could lower the value of our loans we sell or retain in our portfolio. If our competitors adopt less stringent underwriting standards, we will be pressured to do so as well. If we do not relax underwriting standards in response to our competitors, we may lose market share. If we relax our underwriting standards in response to price competition, we may be exposed to higher credit risk without receiving higher pricing to compensate for the higher risk. Any increase in these pricing and underwriting pressures could reduce the volume of our loan originations and sales and significantly harm our business, financial condition, liquidity and results of operations.

Our business may suffer from risks related to potential future acquisitions.
      We intend to selectively pursue strategic acquisitions in the mortgage banking business as part of our business strategy to grow our business. We may overvalue the business or assets we are seeking to acquire and, as a result, we may pay a purchase price that exceeds the fair value of the acquired business or assets. In addition, even if we pay a fair price for any acquired business, we may not be able to integrate the acquired business with our own efficiently. Finally, we may incur unforeseen liabilities in connection with any acquisition we undertake. Any of the foregoing risks could have a material adverse effect on our financial condition or results of operations and our ability to make distributions to our securityholders.
      With respect to our business strategy to grow in part through strategic acquisitions of other mortgage banking businesses or related assets, we may not be able to identify suitable acquisitions at acceptable prices or have access to sufficient capital to take advantage of desirable acquisitions. If we cannot identify suitable acquisitions or if we cannot access sufficient capital to take advantage of such acquisitions, we may have to curtail our business strategy to grow in part through strategic acquisitions, which could limit our ability to achieve a competitive strategic position and materially impact our long-term success.

The success and growth of our mortgage loan origination business will depend upon our ability to adapt to and implement technological changes.
      Our mortgage loan origination business is dependent upon our ability to interface effectively with our borrowers and other third parties and to process loan applications efficiently. The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, interface with borrowers and other third parties through electronic means and underwrite loan applications using specialized software. Implementing new technology and maintaining the efficiency of the current technology used in our operations may require significant capital expenditures. As these requirements increase in the future, we will have to develop these technological capabilities fully to remain competitive or our business will be significantly harmed.

An interruption in service or breach in security of our information systems could impair our ability to originate loans on a timely basis and may result in lost business.
      We rely heavily upon communications and information systems to conduct our business. Any failure or interruption in service or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in fewer loan applications being received and processed and reduced efficiency in loan servicing. We cannot assure you that no material failures or interruptions will occur or, if they do occur, that we or the third parties on whom we rely will adequately address them. The occurrence of any failures or interruptions could significantly harm our business.

Our operations are subject to a body of complex laws and regulations at the federal, state and local levels.
      We must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all jurisdictions in which we originate mortgage loans, as well as an extensive body of federal laws, rules and regulations. The volume of new or modified laws, rules and regulations applicable to our business has increased in recent years and individual municipalities have also begun to enact laws, rules and regulations that restrict or otherwise affect loan origination activities, and in some cases loan servicing activities. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. It may be more difficult to identify comprehensively, to interpret accurately, to program properly our information systems and to effectively train our personnel with respect to all of these laws, rules and regulations, thereby potentially increasing the risks of non-compliance with these laws, rules and regulations.
      Our failure to comply with these laws, rules and regulations can lead to:

•	civil and criminal liability, including potential monetary penalties;

•	loss of state licenses or permits required for continued lending and servicing operations;

•	legal defenses causing delay or otherwise adversely affecting our ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	class action lawsuits; and

•	administrative enforcement actions.
      Some states in which we operate may impose regulatory requirements on our officers and directors and parties holding 10%, and in some cases 5%, of our outstanding shares of common stock. If any officer, director or person holding 10%, and in some cases 5%, or more of our outstanding shares of common stock fails to meet or refuses to comply with a state’s applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state. The loss of our authority to conduct business in a state, for this or any other reason, could have a material adverse effect on our business, financial condition, liquidity and results of operations.

New legislation may restrict our ability to make mortgage loans, negatively impacting our revenues.
      In recent years, federal and several state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate certain lending practices, often referred to as “predatory” lending practices, that are considered to be abusive. Many of these laws, rules and regulations restrict commonly accepted lending activities and would impose additional costly and burdensome compliance requirements on us. These laws, rules and regulations impose certain restrictions on loans on which certain points and fees or the annual percentage rate, or APR, meets or exceeds specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction regardless of how carefully a loan is underwritten. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on the purchasers of mortgage loans, regardless of whether a purchaser knew of or participated in the violation. Accordingly, the third parties that buy our loans or provide financing for our loan originations may not want, and are not contractually required, to buy or finance loans that do not comply with these laws, rules and regulations.
      The continued enactment of these laws, rules and regulations may prevent us from making certain loans and may cause us to reduce the APR or the points and fees we charge on the mortgage loans that we originate. In addition, the difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for the purchase of our originated loans. These laws, rules and regulations have increased, and may continue to increase, our cost of doing business as we have been required, and may continue to be required, to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.
      In addition, many of these state laws, rules and regulations are not applicable to the mortgage loan operations of national banks or other financial institutions chartered by the federal government. Therefore, the mortgage loan operations of these institutions are at a competitive advantage to us since they do not have to comply with many of these laws.
      Our goal is to avoid originating loans that meet or exceed the APR or “points and fees” threshold of these laws, rules and regulations except in the relatively small number of states in which the laws, rules and regulations relating to APR and “points and fees” thresholds allow, in our judgment, these loans to be made within our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we elect to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages and administrative enforcement actions. Any of the foregoing could significantly harm our business, cash flow, financial condition, liquidity and results of operations.

Compliance with the Sarbanes-Oxley Act of 2002 and proposed and recently enacted changes in securities laws and regulations are likely to increase our costs.
      The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the Securities and Exchange Commission and the New York Stock Exchange have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

We are exposed to environmental liabilities with respect to properties to which we take title.
      In the course of our business, we may foreclose and take title to residential properties securing our mortgage loans, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.
Risks Related to an Offering of Our Securities

Our securities trade in a limited market which could hinder your ability to sell our securities.
      Our equity market capitalization places us at the low end of market capitalization among all public REITs. Our securities experience limited trading volume, and many investors may not be interested in owning our securities because of the inability to acquire or sell a substantial block of our securities at one time. This illiquidity could have an adverse effect on the market price of our securities. In addition, a securityholder may not be able to borrow funds using our securities as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market. A substantial sale, or series of sales, of our securities could have a material adverse effect on the market price of our securities.

The market price and trading volume of our securities may be volatile, which could result in substantial losses for our securityholders.
      The market price of our securities may become highly volatile and subject to wide fluctuations. In addition, the trading volume in our securities may fluctuate and cause significant price variations to occur. If the market price of our securities declines significantly, you may be unable to sell your securities at or above the price you paid for our securities. We cannot assure you that the market price of our securities will not fluctuate or decline significantly, including a decline below the price you paid for our securities, in the future.

Some of the factors that could negatively affect the price of our securities or result in fluctuations in the price or trading volume of our securities include:

•	actual or anticipated changes in our future financial performance;

•	changes in financial estimates by securities analysts;

•	changes in market interest rates;

•	competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships or capital commitments;

•	the operations and stock performance of our competitors;

•	developments in the mortgage lending industry or the financial services sector generally;

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

•	fluctuations in our quarterly operating results;

•	additions or departures of senior management and key personnel;

•	actions by institutional securityholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

We have not established a minimum dividend payment level and we may not have the ability to pay dividends to our stockholders in the future.
      We have paid quarterly dividends for each of the full fiscal quarters following the quarter in which we went public and intend to continue to pay dividends to our stockholders of all or substantially all of our REIT taxable income in each year. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. In addition, some of our distributions may include a return of capital. All dividends will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We cannot predict our ability to pay dividends to our stockholders in the future.

Future sales of our securities, including sales by our insiders, may depress the price of our securities.
      Any sales of a substantial number of our securities, or the perception that those sales might occur, may cause the market price of our securities to decline. We are unable to predict whether significant numbers of securities will be sold in the open market in anticipation of or following a sale by our insiders.

Our board of directors may authorize the issuance of additional shares of our stock that may cause dilution.
      Our charter authorizes our board of directors, without your approval, to:

•	authorize the issuance of additional common or preferred stock in connection with future equity offerings, acquisitions of securities or other assets of companies; and

•	classify or reclassify any unissued common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock having special voting rights.
      The issuance of additional shares of our stock could be substantially dilutive to your shares. Additionally, as permitted by the Maryland General Corporation Law, our charter contains a provision permitting our board of directors, without any action by our stockholders, to amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Future offerings of debt securities, which would be senior to our common stock in liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.
      In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. If we were to liquidate, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings would receive a distribution of our available assets before the holders of our common stock. Additional equity offerings by us may dilute your interest in us or reduce the value of your shares of common stock, or both. Our preferred stock, if issued, could have a preference on distribution payments that could limit our ability to make a distribution to you. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your shares of common stock and diluting your interest in us.
Tax Risks Related to Our Business and Structure

Failure to qualify as a REIT would adversely affect our operations and ability to make distributions.
      We intend to qualify and elect to be taxed as a REIT for federal income tax purposes. Our future qualification as a REIT will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income, and the amount of our distributions to our stockholders. See “Federal Income Tax Consequences of Our Status as a REIT — Taxation of Our Company.”
      If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, if we do not qualify for certain statutory relief provisions we generally would be disqualified from treatment as a REIT for the four taxable years following the year in which we lost our REIT status. Failing to obtain, or losing, our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability, and we would no longer be required to make distributions to stockholders. Additionally, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

REIT distribution requirements could adversely affect our liquidity.
      In order to qualify as a REIT, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gain. To the extent that we distribute at least 90%, but less than 100% of our REIT taxable income, we will be subject to corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary REIT income for that year, (ii) 95% of our REIT capital gain net income for that year, and (iii) 100% of our undistributed REIT taxable income from prior years.
      We have made and intend to continue to make distributions to our stockholders to comply with the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. However, differences in timing between the recognition of REIT taxable income and the actual receipt of cash could require us to sell assets or to borrow funds on a short-term basis to meet the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax.
      Certain of our assets may generate substantial mismatches between REIT taxable income and available cash. Such assets could include mortgage-backed securities we hold that have been issued at a discount and require the accrual of taxable income in advance of the receipt of cash. As a result, our taxable income may exceed our cash available for distribution and the requirement to distribute a substantial portion of our net taxable income could cause us to:

•	sell assets in adverse market conditions,

•	borrow on unfavorable terms or

•	distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with the REIT distribution requirements.
      Further, amounts distributed will not be available to fund investment activities. We expect to fund our investments, initially, by raising capital in this offering and, subsequently, through borrowings from financial institutions, along with securitization financings. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

Changes in taxation of corporate dividends may adversely affect the value of our common stock.
      The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was signed into law on May 28, 2003, among other things, generally reduced to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular subchapter C corporation. This reduced tax rate, however, generally does not apply to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its stockholders generally are subject to less total federal income taxation than earnings of a non-REIT subchapter C corporation that are distributed to its stockholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of non-REIT subchapter C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because dividends from non-REIT subchapter C corporations generally are now taxed at a lower rate to the investor while dividends from REITs generally are taxed at the same rate as the investor’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common stock in particular, either in terms of absolute price or relative to other investments.
Risks Related to Our Company, Structure and Change in Control Provisions

Maintenance of our Investment Company Act exemption imposes limits on our operations.
      We have conducted and intend to continue to conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. We believe that there are a number of exemptions under the Investment Company Act that are applicable to us. To maintain the exemption, the assets that we acquire are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. In addition, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on our operations and the market price for our securities.

The stock ownership limit imposed by our charter may inhibit market activity in our stock and may restrict our business combination opportunities.
      In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of the issued and outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year (other than our first year as a REIT). Attribution rules in the Internal Revenue Code apply to determine if any individual or entity actually or constructively owns our stock for purposes of this requirement. Additionally, at least 100 persons must beneficially own our stock during at least

335 days of each taxable year (other than our first year as a REIT). To help ensure that we meet these tests, our charter restricts the acquisition and ownership of shares of our stock. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and provides that, unless exempted by our board of directors, no person other than Mr. Schnall may own more than 9.4% in value of the outstanding shares of our capital stock. Our charter provides that Mr. Schnall may own up to 12.0% of our outstanding common stock. Our board of directors may grant an exemption from that ownership limit in its sole discretion, subject to such conditions, representations and undertakings as it may determine. This ownership limit could delay or prevent a transaction or a change in our control of our company under circumstances that otherwise could provide the holders of our securities with the opportunity to realize a premium over the then current market price or would otherwise be in the best interests of our securityholders.

Our executive officers have agreements that provide them with benefits in the event their employment is terminated following a change in control.
      We have entered into agreements with the members of our senior management team, Messrs. Schnall, Akre, Wirth, Fierro and Mumma, that provide them with severance benefits if their employment ends under specified circumstances following a change in control. These benefits could increase the cost to a potential acquirer of us and thereby prevent or discourage a change in control that might involve a premium price for your shares or otherwise be in your best interest.

Certain provisions of Maryland law and our charter and bylaws could hinder, delay or prevent a change in control which could have an adverse effect on the value of our securities.
      Certain provisions of Maryland law, our charter and our bylaws may have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control. These provisions include the following:

Removal of Directors. Under our charter, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed with or without cause only by the affirmative vote of the holders of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors.

Classified Board of Directors. Although currently all members of our board of directors will be subject to election or re-election at each annual meeting of stockholders, Maryland law permits our board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to divide the members of our board of directors into up to three classes with only one class standing for election in any year.

Board Vacancies. We have elected to be subject to certain provisions of Maryland law that vest in the board of directors the exclusive right, by the affirmative vote of the majority of the remaining directors, to fill vacancies on the board resulting from any reason, even if the remaining directors do not constitute a quorum. A vacancy must be filled for the remainder of the term in which the vacancy occurred.

Limitation on Stockholder-Requested Special Meetings. Our bylaws provide that our secretary must call a special meeting of stockholders only upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

Advance Notice Provisions for Stockholder Nominations and Proposals. Generally, our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, meetings of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

Preferred Stock. Under our charter, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without the approval of our stockholders.

Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuance of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of a Maryland corporation. Our board of directors has adopted a resolution exempting us from application of this statute. However, our board of directors may repeal or modify this resolution in the future, in which case the provisions of the Maryland Business Combination Act will be applicable to business combinations between us and other persons.

Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. Shares owned by an acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. “Control shares” means voting shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means an acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights of control shares acquired in a control share acquisition are not approved at a stockholders’ meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares for fair value. If voting rights of control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting any and all acquisitions by any person of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition would be subject to the Maryland Control Share Acquisition Act.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
      The following table sets forth our consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2005, and for each of the last five fiscal years for our company and its predecessor.

	Three Months	Year Ended December 31,
	Ended March 31,
	2005	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	1.13	1.71	11.80	4.19	3.07	2.19
Ratio of earnings to combined fixed charges and preferred stock dividends	1.13	1.71	11.80	4.19	3.07	2.19
      We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on outstanding shares of preferred stock. For purposes of computing this ratio, earnings have been calculated by adding fixed charges to income before minority interests. Fixed charges consist of interest expenses and amortization of loan origination fees. During the periods presented in the table above, no shares of preferred stock were outstanding.
USE OF PROCEEDS
      Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of these securities for general corporate purposes. These purposes may include the purchase, on a leveraged basis, of AAA-rated or Fannie Mae or Freddie Mac guaranteed residential mortgage-backed securities for our investment portfolio, repayment of maturing obligations, redemption of outstanding indebtedness, capital expenditures and potential future acquisitions.

DESCRIPTION OF CAPITAL STOCK
      The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, our charter and our bylaws, copies of which were filed as exhibits to our IPO registration statement. See “How to Obtain More Information” above.
General
      Our charter provides that we may issue up to 400,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2005, 17,797,375 shares of common stock will be outstanding. No shares of preferred stock will be issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of capital stock or the number of shares of stock of any class or series that we have the authority to issue, without your approval.
Voting Rights of Common Stock
      Subject to the provisions of our charter regarding restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, can elect all of the directors then standing for election. Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, or engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in the preceding sentence (except for certain charter amendments).
Dividends, Liquidation and Other Rights
      All shares of common stock offered by this prospectus are duly authorized, fully paid and nonassessable. Holders of our shares of common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.
      Holders of our shares of common stock have no appraisal, preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our charter and to the ability of the board of directors to create shares of common stock with differing voting rights, all shares of common stock have equal dividend, liquidation and other rights.
      Our charter also authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into any other classes or series of classes of our stock, as discussed below, to establish the number of shares in each class or series and to set the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for you or otherwise be in your best interest.

Preferred Stock
      Our charter authorizes our board of directors to reclassify any unissued shares of common stock into preferred stock, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by Maryland law and our charter to fix, subject to our charter restrictions on transfer and ownership, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for you or otherwise be in your best interest. As of the completion of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.
Power to Issue Additional Shares of Common Stock and Preferred Stock
      We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in your best interest.
Restrictions on Ownership and Transfer
      In order to qualify as a REIT under the Internal Revenue Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than our first year as a REIT). Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of any taxable year (other than our first year as a REIT). In addition, if certain “disqualified organizations” hold our stock, although the law on the matter is unclear, a tax might be imposed on us if a portion of our assets is treated as a taxable mortgage pool. In addition, a tax will be imposed on us if certain disqualified organizations hold our stock and we hold a residual interest in a real estate mortgage investment conduit, or REMIC.
      To help us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and prohibits certain entities from owning our stock. Our charter provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either (i) more than 9.4% in value of the aggregate of our outstanding shares of capital stock or (ii) more than 9.4% in value or in number of shares, whichever is more restrictive, of our outstanding common stock. Our charter provides that Steven B. Schnall, our chairman of the board of directors and co-chief executive officer, may own up to 12.0% in value or in number of our common stock and 12.0% in value of the aggregate of our outstanding shares of capital stock. Our board of directors is permitted under our charter to waive these ownership limits on a case by case basis so long as the waiver will not cause us to fail to comply with applicable REIT ownership requirements under the Internal Revenue Code. From time to time, our board of directors has granted waivers to investors, including a temporary waiver granted to Mr. Schnall to allow him to own up to 12.7% of our common stock through June 30, 2005. In addition, our charter provides that if Mr. Schnall’s ownership of our common stock falls to or below 9.9% in value and in number of the outstanding shares of such stock, then, at all times after such decrease in Mr. Schnall’s ownership, the ownership limit for Mr. Schnall will decrease to 9.9% and the ownership limit for all other shareholders will increase to 9.9%. Our charter prohibits the following

“disqualified organizations” from owning our stock: the United States; any state or political subdivision of the United States; any foreign government; any international organization; any agency or instrumentality of any of the foregoing; any other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Internal Revenue Code, that is exempt from both income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and any rural electrical or telephone cooperative.
      Our charter also prohibits any person from (a) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code, and (b) transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
      Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described in the first sentence of the paragraph directly above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our status as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.
      If any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trustee; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.
However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

      Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).
The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner that are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.
In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.
We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner that are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.
      All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.
      Every holder of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of our outstanding capital stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such holder, the number of shares of each class and series of shares of our stock that the holder beneficially owns and a description of the manner in which the shares are held. Each holder shall provide to us such additional information as we may request in order to determine the effect, if any, of the holder’s beneficial ownership on our status as a REIT and to ensure compliance with our ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
      Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OUR CHARTER AND BYLAWS
      The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our charter and our bylaws. Copies of our charter and bylaws were filed as exhibits to our IPO registration statement.
Number of Directors; Vacancies
      Our charter and bylaws provide that the number of our directors shall be nine and may only be increased or decreased by a vote of a majority of the members of our board of directors. Our charter provides that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.
Removal of Directors
      Our charter provides that a director may be removed with or without cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.
Amendment to the Charter
      Generally, our charter may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. However, provisions in our charter related to (1) removal of directors, (2) blank check stock and (3) the restrictions on transfer and ownership may only be amended by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.
Dissolution
      Our dissolution must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Business Combinations
      Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person or entity who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.
      A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

      After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.
      These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.
      The statute permits various exemptions from its provisions, including business combinations that are approved by our board of directors before the time that the interested stockholder becomes an interested stockholder.
      As permitted by the Maryland General Corporation Law, our board of directors has adopted a resolution that the business combination provisions of the Maryland General Corporation Law will not apply to us. However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.
Control Share Acquisitions
      Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares currently owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
      A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders meeting.
      If voting rights are not approved at the stockholders meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our charter or bylaws.
      Our bylaws contain a provision exempting any and all acquisitions of our shares of stock from the control shares provisions of Maryland law. Nothing prevents our board of directors from amending or repealing this provision in the future.
Limitation of Liability and Indemnification
      Our charter limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.
      Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee. The indemnification covers any claim or liability arising from such status against the person.
      Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity.
      Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit of money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
      However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit unless in either case a court orders indemnification and then only for expenses. Maryland law requires us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.
Meetings of Stockholders
      Special meetings of stockholders may be called by our directors, by the chairman of our board of directors, our co-chief executive officers, or our president. Stockholder-requested special meetings shall be called by our secretary upon the written request of the holders of common stock entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business
      Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of the giving of notice by the stockholder and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.
      With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
      The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.
Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
      Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five of the following provisions:

•	a classified board of directors, meaning that the directors may be divided into up to three classes with only one class standing for election in any year,

•	a director may be removed only by a two-thirds vote of the stockholders,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the new director to serve the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a requirement that stockholder-called special meetings of stockholders may only be called by stockholders holding a majority of the outstanding stock.

      Through provisions in our charter and bylaws, we already (a) require a two-thirds vote for the removal of any director from our board, (b) vest in our board of directors the exclusive power to fix the number of directorships, (c) require vacancies on the board of directors to be filled only by the remaining directors and for the remainder of the full term in which the vacancy occurred and (d) require that stockholder-called special meetings of stockholders may only be called by stockholders holding a majority of our outstanding stock. Further, although we do not currently have a classified board of directors, Subtitle 8 permits our board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement takeover defenses that we may not yet have, such as dividing the members of our board of directors into up to three classes with only one class standing for election in any year.
      The business combination and control share acquisition provisions of Maryland law (if the applicable provisions in our bylaws are rescinded), the provisions of our charter on the removal of directors, the ownership limitations required to protect our REIT status, the board of directors’ ability to increase the aggregate number of shares of capital stock and issue shares of preferred stock with differing terms and conditions, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for you or might otherwise be in your best interest.

DESCRIPTION OF DEBT SECURITIES
      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.
      The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. A form of each of the senior indenture and the subordinated indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be qualified under the Trust Indenture Act. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
      The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.
General
      We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title or designation;

•	any limit on the principal amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and

•	the depository;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special U.S. federal income tax considerations applicable to the debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Conversion or Exchange Rights
      We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for shares of our common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of common shares or other securities that the holders of the series of debt securities receive would be subject to adjustment.
Consolidation, Merger or Sale
      The indentures will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.
Events of Default Under the Indenture
      The following will be events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.
      If an event of default with respect to debt securities of any series occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the indenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.
      The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.
      Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series, provided that:

•	the direction given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
      A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the indenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the indenture trustee to institute the proceeding as trustee; and

•	the indenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.
      These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.
      We will periodically file statements with the indenture trustee regarding our compliance with specified covenants in the indentures.
Modification of Indenture; Waiver
      We and the indenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.
      In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the indenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment.
Discharge
      Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the indenture trustee; and

•	appoint any successor indenture trustee.
      In order to exercise our rights to be discharged, we must deposit with the indenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
      We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.
      Subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series, at its option, can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
      Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
      We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
      If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.
Information Concerning the Debenture Trustee
      The indenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the indenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
      Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
      We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the indenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.
      All money we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Governing Law
      The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.
Subordination of Subordinated Notes
      The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES
      We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
Book-Entry Holders
      We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
      Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
      As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
Street Name Holders
      We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
      For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.
Legal Holders
      Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
      For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.
Special Considerations for Indirect Holders
      If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
      A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.
      Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.
      A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.
      If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
Special Considerations for Global Securities
      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

      If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations when a Global Security will be Terminated
      In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.
      The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT
      This section summarizes the federal income tax issues that you, as a holder of our securities, may consider relevant. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders of our securities in light of their personal investment or tax circumstances, or to certain types of holders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporation.
      The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
      We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.
Taxation of Our Company
      We intend to elect to be taxed as a REIT under the federal income tax laws effective for our short taxable year ended on December 31, 2004, upon filing our federal income tax return for that year. We requested an automatic extension to file our federal income tax return. We believe that we are organized and we operate in such a manner so as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT. These laws are highly technical and complex.
      In the opinion of Hunton & Williams LLP, provided we timely elect to be taxed as a REIT on our first federal income tax return, we will qualify to be taxed as a REIT under the federal income tax laws for our taxable year ended December 31, 2004, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2005 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service, or IRS, or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”
      As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders, but taxable income generated by NYMC, our taxable REIT subsidiary, will be subject to regular corporate income tax. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally applies to distributions by a corporation to its stockholders. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income earned by the REIT from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 90% (or 95% beginning with our 2005 taxable year) of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by

•	a fraction intended to reflect our profitability.

•	In the event of a more than de minimis failure of any of the asset tests occurring in a taxable year after our 2004 taxable year, as described below under “Requirement for Qualification — Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of the assets that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy any of the asset tests.

•	In the event of a failure to satisfy one or more requirements for REIT qualification occurring in a taxable year after our 2004 taxable year, other than the gross income tests and the asset tests, as long as such failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	If we own a residual interest in a REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by “disqualified organizations.” Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “Requirements for Qualification — Organizational Requirements — Taxable Mortgage Pools.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•	any rural electrical or telephone cooperative.
      For this reason, our charter prohibits disqualified organizations from owning our stock.
Requirements for Qualification

Organizational Requirements
      A REIT is a corporation, trust, or association that meets each of the following requirements:

(1) It is managed by one or more trustees or directors.

(2) Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

(3) It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

(4) It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

(5) At least 100 persons are beneficial owners of its shares or ownership certificates.

(6) Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

(7) It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

(8) It meets certain other qualification tests, described below, regarding the nature of its income and assets.
      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2005 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.
      We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Capital Stock — Restrictions on Ownership and Transfer.”
      Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.
      Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (described in “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
      Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

      A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have elected to treat NYMC and its wholly owned subsidiary, The New York Mortgage Company, Inc., as TRSs. NYMC will be subject to corporate income tax on its taxable income, which will be its net income from loan originations and sales. See “— Taxable REIT Subsidiaries.”
      Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.
      Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.
      We may make investments or enter into financing and securitization transactions that give rise to our being considered to be, or to own an interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.
      A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “— Distribution Requirements.”
      Our excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our stock.

      If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Gross Income Tests
      We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.
      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments (during our 2004 taxable year) or any combination of these. Gross income from servicing and loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, beginning with our 2005 taxable year, income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.
      Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

      If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.
      Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.
      The interest, original issue discount, and market discount income that we receive from our mortgage loans and mortgage-backed securities generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.
      Fee Income. We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income or profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test. NYMC will conduct servicing and origination functions that generate fee income that is not qualifying income. The income earned by NYMC from these services will not be included for purposes of our income tests.
      Dividends. Our share of any dividends received from any corporation (including NYMC and any other TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.
      Rents from Real Property. We do not hold and do not intend to acquire any real property with the proceeds of this offering, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

•	Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to a modification of a lease with a controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•	Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.
      Hedging Transactions. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument during our 2004 taxable year to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Beginning with our 2005 taxable year, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). For taxable years after our 2004 taxable year, a “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we hedge or for other purposes, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “— Asset Tests”) or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
      Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” To the extent necessary to avoid the prohibited transactions tax, we will conduct sales of our loans through NYMC or one of our other taxable REIT subsidiaries.
      It is our current intention that our securitizations of our mortgage loans will not be treated as sales for tax purposes. If we were to transfer mortgage loans to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, we intend to securitize our mortgage loans only in non-REMIC transactions.
      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.
      However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.
      Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. For our 2004 taxable year, those relief provisions generally will be available if:

•	our failure to meet such tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.
      Beginning with our 2005 taxable year, those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS.
      We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 90% (or 95% beginning with our 2005 taxable year) of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Asset Tests
      To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.
      Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.
      Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.
      Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.
      Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.
      For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification — Gross Income Tests.”
      The asset tests described above are based on our gross assets. For federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized through non-REMIC debt securitizations. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the gross assets we are considered to own for purposes of the asset tests.
      We believe that all or substantially all of the mortgage loans and mortgage-backed securities that we own are qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by a mortgage on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Instead, we would be subject to the second, third and fifth asset tests with respect to those debt securities.
      We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.
      If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
      In the event that, at the end of any calendar quarter beginning with our 2005 taxable year, we violate the second or third asset tests described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a more than de minimis failure of any of the asset tests beginning with our 2004 taxable year, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure (ii) file a description of the assets that caused such failure with the IRS, and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

      We currently believe that the loans, securities and other assets that we hold satisfy the foregoing asset test requirements. However, no independent appraisals have been or will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements
      Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.
      We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.
      We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,
we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
      It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt.
      Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.
      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements
      We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.
Failure to Qualify
      Beginning with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Requirements for Qualification — Gross Income Tests” and “— Requirements for Qualification — Asset Tests.”
      If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and domestic non-corporate stockholders might be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
Taxable REIT Subsidiaries
      As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A corporation will not qualify as a TRS if it directly or indirectly operates or manages any hotels or health care facilities or provides rights to any brand name under which any hotel or health care facility is operated.
      We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.
      The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.
      We have elected to treat NYMC and its wholly owned subsidiary, The New York Mortgage Company, Inc., as TRSs. NYMC originates our loans and is subject to corporate income tax on its taxable income. We believe that all transactions between us and NYMC and any other TRS that we form or acquire (including sales of loans from NYMC to us or a qualified REIT subsidiary) have been and will be conducted on an arm’s-length basis.
State and Local Taxes
      We and/or the holders of our securities may be subject to taxation by various states and localities, including those in which we or a holder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our securities.
PLAN OF DISTRIBUTION
      We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.
      We expect to set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.
Agents
      We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.
      We may also engage a company, including, for example, Cantor & Fitzgerald & Co. and Brinson Patrick Securities Corporation, to act as our agent (“Offering Agent”) for one or more offerings, from time to time, of our securities. If we reach agreement with an Offering Agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the Offering Agent will try to sell such securities on the agreed terms. The Offering Agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-

market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. The Offering Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, with respect to any sales effected through an “at-the-market” offering.
Underwriters
      If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.
Compensation of Agents and Underwriters
      The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc., or any independent broker/ dealer in connection with any offering of securities by this prospectus will not be greater than 10% of the gross proceeds received by the company in the offering, plus a maximum of 0.5% of the gross proceeds for reimbursement of bona fide due diligence expenses.
Direct Sales
      We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.
Trading Markets and Listing of Securities
      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.
Stabilization Activities
      Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
OTHER MATTERS
Legal
      The legality of any securities offered hereby will be passed upon for us by Hunton & Williams LLP. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in the prospectus supplement. In addition, we have based the description of federal income tax consequences in “Federal Income Tax Consequences of Our Status as a REIT” upon the opinion of Hunton & Williams LLP.
Experts
      The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*
      The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$29,425
NASD filing fee	$25,500
Printing and mailing fees	$25,000
Legal fees and expenses	$175,000
Accounting fees and expenses	$10,000
Trustee fees and expenses	$10,000
Miscellaneous	$25,075
Total	$300,000

*	All fees and expenses other than the SEC Registration fee and NASD filing fee are estimated.

Item 15.	Indemnification of Officers and Directors.
      Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
      Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify any present or former director or officer or any individual who, while a director or officer of us and at the request of us, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of us and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of us and at the request of us, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of us and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of us in any of the capacities described above and any employee or agent of us or a predecessor of us.
      Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 16.	Exhibits.

1	.1*	Form of Underwriting Agreement for equity securities
1	.2*	Form of Underwriting Agreement for debt securities
3.1		Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.01 to our Registration Statement on Form S-11/ A filed on June 18, 2004 (Registration No. 333-111668))
3.2		Bylaws of the Registrant (incorporated by reference to Exhibit 3.02 to our Registration Statement on Form S-11/ A filed on June 18, 2004 (Registration No. 333-111668))
4.1		Form of Common Stock Certificate (incorporated by reference to Exhibit 4.01 to our Registration Statement on Form S-11/ A filed on June 18, 2004 (Registration No. 333-111668))
4	.2*	Form of Preferred Stock Certificate
4	.3*	Form of Senior Indenture
4	.4*	Form of Senior Debt Security
4	.5*	Form of Subordinated Indenture
4	.6*	Form of Subordinated Debt Security
5	.1*	Opinion of Hunton & Williams LLP
8	.1*	Opinion of Hunton & Williams LLP with respect to certain tax matters
12.1		Statement regarding computation of ratios
23.1		Consent of Deloitte & Touche LLP (independent registered public accounting firm)
23	.2*	Consent of Hunton & Williams LLP (included in Exhibit 5.1 and 8.1)
24.1		Power of Attorney (included on the signature page of this Registration Statement)
25	.1*	Statement of Eligibility to act as trustee to the Senior Debt Securities
25	.2*	Statement of Eligibility to act as trustee to the Subordinated Debt Securities

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to director, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (e) The undersigned registrant hereby undertakes to file an application for the purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 10th day of August, 2005.

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Michael I. Wirth

Michael I. Wirth
Chief Financial Officer
POWER OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2005. Each of the directors and/or officers of New York Mortgage Trust, Inc. whose signature appears below hereby appoints Steven B. Schnall and Michael I. Wirth, and each of them individually, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable New York Mortgage Trust, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven B. Schnall Steven B. Schnall	Chairman of the Board and Co-Chief Executive Officer (Principal Executive Officer)	August 10, 2005

/s/ David A. Akre David A. Akre	Director and Co-Chief Executive Officer	August 10, 2005

/s/ Michael I. Wirth Michael I. Wirth	Chief Financial Officer, Executive Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)	August 10, 2005

/s/ David R. Bock David R. Bock	Director	August 10, 2005

/s/ Alan L. Hainey Alan L. Hainey	Director	August 10, 2005

Signature	Title	Date

/s/ Steven G. Norcutt Steven G. Norcutt	Director	August 10, 2005

/s/ Mary Dwyer Pembroke Mary Dwyer Pembroke	Director	August 10, 2005

/s/ Jerome F. Sherman Jerome F. Sherman	Director	August 10, 2005

/s/ Thomas W. White Thomas W. White	Director	August 10, 2005

EXHIBIT INDEX

Exhibit
No.		Description

1	.1*	Form of Underwriting Agreement for equity securities
1	.2*	Form of Underwriting Agreement for debt securities
3.1		Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.01 to our Registration Statement on Form S-11/ A filed on June 18, 2004 (Registration No. 333-111668))
3.2		Bylaws of the Registrant (incorporated by reference to Exhibit 3.02 to our Registration Statement on Form S-11/ A filed on June 18, 2004 (Registration No. 333-111668))
4.1		Form of Common Stock Certificate (incorporated by reference to Exhibit 4.01 to our Registration Statement on Form S-11/ A filed on June 18, 2004 (Registration No. 333-111668))
4	.2*	Form of Preferred Stock Certificate
4	.3*	Form of Senior Indenture
4	.4*	Form of Senior Debt Security
4	.5*	Form of Subordinated Indenture
4	.6*	Form of Subordinated Debt Security
5	.1*	Opinion of Hunton & Williams LLP
8	.1*	Opinion of Hunton & Williams LLP with respect to certain tax matters
12.1		Statement regarding computation of ratios
23.1		Consent of Deloitte & Touche LLP (independent registered public accounting firm)
23	.2*	Consent of Hunton & Williams LLP (included in Exhibit 5.1 and 8.1)
24.1		Power of Attorney (included on the signature page of this Registration Statement)
25	.1*	Statement of Eligibility to act as trustee to the Senior Debt Securities
25	.2*	Statement of Eligibility to act as trustee to the Subordinated Debt Securities

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.